Exhibit 21.1

List of Principal Subsidiaries of Sole Elite Group Limited

Subsidiaries	Place of Incorporation

Max Regal Holding Limited	Hong Kong

Jinjiang Yiheng Shoes Material Co., Ltd.	PRC